Hudson Pacific Properties Announces
Fourth Quarter and Full Year 2017 Financial Results

Surpassed 2.1 Million Square Feet of Executed Leases in 2017
Achieved 50% GAAP and 34% Cash Rent Spreads in 2017
Provided 2018 FFO Outlook of $1.87 to $1.95 Per Share

Los Angeles, CA, February 15, 2018—Hudson Pacific Properties, Inc. (the “Company” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the fourth quarter ended December 31, 2017.

Fourth Quarter Highlights

•	Net income attributable to common stockholders of $32.5 million, or $0.21 per diluted share, compared to net income of $22.3 million, or $0.18 per diluted share, a year ago;

•	Funds From Operations (FFO), excluding specified items, of $81.7 million, or $0.52 per diluted share, compared to $68.0 million, or $0.46 per diluted share, a year ago;

•
Completed new and renewal leases totaling 557,883 square feet with GAAP and cash rent growth of 27.6% and 17.1%, respectively, including an extension of NFL Enterprises’ 167,606-square-foot lease at 10900 and 10950 Washington through December 2023;

•	Improved in-service office portfolio leased rate to 92.1% at December 31, 2017, up from 91.5% at September 30, 2017, and up from 91.2% a year ago;

•
Entered into separate agreements to sell Embarcadero Place, 2180 Sand Hill, 2600 Campus Drive (Building 6 of Peninsula Office Park) and 9300 Wilshire for an aggregate $254.8 million before credits, prorations and closing costs;

•	Completed a public offering of $400.0 million aggregate principal amount of 3.950% senior notes due November 2027; and

•	Declared and paid a quarterly dividend of $0.25 per share of common stock.

“2017 was a great year for Hudson Pacific, and it was rounded out by a very strong fourth quarter,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “We signed 558,000 square feet of leases in the quarter, bringing our total for the year to more than 2.1 million square feet. Our full-year cash and GAAP rents spreads were 34% and 50%, respectively. We expanded our Sunset Studios platform with the acquisition of Sunset Las Palmas Studios for $200 million. We enhanced the quality of our office portfolio by delivering 754,000 square feet of development projects 80% pre-leased, and by selling or entering into agreements to sell approximately $692 million of non-core assets. These dispositions provide us with ample capital to grow our company in 2018.”

Financial Results

The Company reported net income attributable to common stockholders of $32.5 million, or $0.21 per diluted share, for the three months ended December 31, 2017, compared to net income attributable to common stockholders of $22.3 million, or $0.18 per diluted share, for the three months ended December 31, 2016.

FFO, excluding specified items, for the three months ended December 31, 2017 totaled $81.7 million, or $0.52 per diluted share, compared to $68.0 million, or $0.46 per diluted share, a year ago. Specified items for the fourth quarter of 2017 included the write-off of $1.1 million consisting of $0.9 million of original issuance costs (i.e., deferred financing costs) associated with the repayment of $150.0 million of the Company’s 5-year term loan due April 2020, and the write-off of approximately $0.2 million of original issuance costs associated with the repayment of $100.0 million of the Company’s 5-year term loan due November 2020 upon the sale of the Company’s interest in Pinnacle I and Pinnacle II. There were no specified items for the fourth quarter of 2016.

FFO, including the specified items, for the three months ended December 31, 2017 totaled $80.6 million, or $0.52 per diluted share, compared to $68.0 million, or $0.46 per diluted share, a year ago.

Combined Operating Results for the Three Months Ended December 31, 2017

Total revenue during the fourth quarter increased 13.2% to $189.3 million from $167.2 million for the same quarter a year ago. Total operating expenses for the fourth quarter increased 3.7% to $145.5 million from $140.4 million for the same quarter a year ago. As a result, income from operations increased 63.3% to $43.8 million from $26.8 million for the same quarter a year ago. The primary reasons for the changes in total revenue and total operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the fourth quarter increased 12.6% to $24.0 million from $21.3 million for the same quarter a year ago. The Company had $2.4 billion and $2.7 billion of notes payable at December 31, 2017 and December 31, 2016, respectively, including notes payable associated with real estate held for sale.

The Company had $28.7 million of gain on sale primarily associated with the disposition of Pinnacle I and Pinnacle II during the fourth quarter 2017, compared to $21.9 million of gain on sale associated with the disposition of 12655 Jefferson during the same quarter last year.

Segment Operating Results for the Three Months Ended December 31, 2017

Office Properties

Total revenue at the Company’s office properties increased 10.9% to $171.3 million from $154.4 million for the same quarter a year ago. The increase was due to a $10.4 million increase in rental revenue to $139.2 million, a $4.9 million increase in tenant recoveries to $24.8 million, and a $1.5 million increase in parking and other revenue to $7.3 million. The increase in rental revenue largely resulted from higher rents throughout the Company’s same-store portfolio, Netflix’s lease commencement at ICON, and rental revenue associated with the acquisitions of Hill7 (purchased in October 2016) and Page Mill Hill (purchased in December 2016), all partially offset by the dispositions of 12655 Jefferson (sold in November 2016), 222 Kearny (sold in February 2017), and Pinnacle I and Pinnacle II (sold in November 2017). The increase in tenant recoveries is largely due to the aforementioned acquisitions and the Netflix lease commencement. The increase in parking and other revenue also primarily resulted from Netflix’s lease commencement at ICON and the Cisco lease termination fee.

Office property operating expenses from continuing operations increased 8.0% to $56.3 million from $52.2 million for the same quarter a year ago. The increase primarily resulted from Netflix’s lease commencement at ICON and the aforementioned acquisitions, all partially offset by the aforementioned dispositions.

Net operating income with respect to the Company’s 29 same-store office properties for the fourth quarter increased by 10.2% on a GAAP basis and by 7.9% on a cash basis.

At December 31, 2017, the Company’s stabilized and in-service office portfolio was 96.7% and 92.1% leased, respectively. During the quarter, the Company executed 53 new and renewal leases totaling 557,883 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 41.7% to $18.1 million from $12.8 million for the same quarter a year ago, primarily due to a $3.2 million increase in other property-related revenue to $7.8 million and a $2.9 million increase in rental revenue to $9.7 million, offset by a $0.8 million decrease in tenant recoveries to $0.4 million. The increase in rental and other property-related revenue largely resulted from the acquisition of Sunset Las Palmas Studios (purchased in May 2017), as well as from higher occupancy and production activity at the Company’s same-store media and entertainment properties. The decrease in tenant recoveries largely resulted from a reimbursement in connection with the reconciliation of prior year operating expense recoveries under the lease with KTLA at Sunset Bronson.

Total media and entertainment operating expenses increased 38.6% to $9.8 million from $7.1 million for the same quarter a year ago, largely due to the Sunset Las Palmas acquisition.

Net operating income for the Company’s same-store media and entertainment portfolio increased in the fourth quarter by 12.9% on a GAAP basis and 15.5% on a cash basis, compared to the same quarter a year ago.

The same-store media and entertainment average percent leased for the 12 months ended December 31, 2017 increased to 90.7% as compared to 89.2% for the average percent leased for the 12 months ended December 31, 2016.

Balance Sheet

At December 31, 2017, the Company had total assets of $6.6 billion, including unrestricted cash and cash equivalents of $78.9 million. At December 31, 2017, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $100.0 million had been drawn.

Major Leasing

Executed Significant New & Renewal Leases

NFL Enterprises extended its 167,606-square-foot lease at 10900 and 10950 Washington in Culver City through December 2023. NFL Enterprises continues to occupy the entirety of those two properties, where it utilizes both office space and sound stages to broadcast the NFL Network.

Regus US signed a 46,382-square-foot lease at the Company’s 95 Jackson and 450 Alaskan office development in Seattle’s Pioneer Square through June 2030.

Baker McKenzie, a multinational law firm, signed a 35,616-square-foot lease through March 2029 at Clocktower Square in Palo Alto.

Law firm Covington & Burling LLP signed a 27,186-square-foot lease through August 2028 at Palo Alto Square in Palo Alto.

Dispositions

Sold Pinnacle I & Pinnacle II in Burbank

On November 16, 2017, the Company sold its 65% joint venture interest in the Pinnacle I and Pinnacle II ownership entity to certain affiliates of Blackstone Group L.P. based on a $350.0 million combined sale price before credits, prorations and closing costs, including the assumption of $216.0 million of project-level financing. The disposition resulted in net proceeds to the Company of approximately $85.1 million after credits, prorations and closing costs and $216.0 million of consolidated debt relief. The Company used net proceeds first to repay its unsecured revolving credit facility, and then to pay down its 5-year term loan due November 2020.

Entered into Agreements to Sell Two Additional Office Properties

The Company entered into an agreement to sell 2180 Sand Hill, a 45,613-square-foot office property in Menlo Park for $82.5 million before credits, prorations and closing costs. The sale represents a 35% premium to the Company’s GAAP basis and 39% premium to the Company’s originally allocated purchase price.

The Company also entered into an agreement to sell 9300 Wilshire, a 61,422-square-foot office property in Beverly Hills for $13.8 million before credits, prorations and closing costs. The sale represents a 21% premium to the Company’s GAAP basis.

The transactions are both expected to close on March 1, 2018, subject to customary closing conditions. The Company currently expects to use the proceeds from these sales to repay amounts outstanding under the Company’s unsecured revolving credit facility.

Public Bond Offering

Issued $400.0 Million of Public Debt

On October 2, 2017, the Company’s operating partnership, Hudson Pacific Properties, L.P. (the “Operating Partnership”) completed a public offering of $400.0 million aggregate principal amount of 3.950% senior notes due November 2027. The notes are senior unsecured obligations of the Operating Partnership and fully and unconditionally guaranteed by the Company. The Operating Partnership used a portion of the net proceeds from the offering to repay $150.0 million of its 5-year term loan due April 2020, and the balance to repay its revolving credit facility and for general corporate purposes.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.25 per share for the fourth quarter of 2017. The dividends were paid on December 28, 2017 to stockholders of record on December 18, 2017.

Activities Subsequent to December 31, 2017

Executed Another Significant Lease

Software company Orbital Insight signed a 40,827-square-foot lease at Palo Alto Square in Palo Alto through March 2025.

Sold Two Bay Area Office Properties

On January 25, 2018, the Company sold Embarcadero Place, a 197,402-square-foot office campus in Palo Alto for $136.0 million before credits, prorations and closing costs. The sale represented a 16% premium to the company’s GAAP basis and 24% premium to the Company’s originally allocated purchase price. While proceeds from this disposition have been initially designated for a like-kind exchange under Internal Revenue Code Section 1031, the Company currently anticipates that such proceeds will ultimately be used prior to the end of the current (first) quarter to repay amounts outstanding under the Company’s unsecured revolving credit facility.

On January 31, 2018, the Company sold Peninsula Office Park’s 63,050-square-foot Building 6 in San Mateo for $22.5 million before credits, prorations and closing costs. The sale represented a 6% premium to the Company’s GAAP basis and 12% premium to the company’s originally allocated purchase price. Proceeds from the sale were used to repay amounts outstanding under the Company’s unsecured revolving credit facility.

Repayment of Mortgage Loan Secured by Rincon Center

On February 1, 2018, the Company repaid the full amount outstanding on its mortgage loan secured by Rincon Center. The mortgage loan was scheduled to mature in May 2018.

2018 Outlook

The Company is providing full-year 2018 FFO guidance in the range of $1.87 to $1.95 per diluted share, excluding specified items. Specified items for purposes of this full-year 2018 FFO guidance consist of the write-off of approximately $0.7 million of original issuance costs (i.e., deferred financing costs) associated with the anticipated recast of the Company’s unsecured revolving credit facility and 5-and 7-year term loan facilities. The full-year 2018 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital markets activity or similar matters. There can be no assurance that the actual results will not differ materially from this estimate.

Below are some of the assumptions the Company used in providing this guidance (dollars in thousands):

Metric	Low	High
Growth in Same-Store office property cash NOI(1)(2)(3)	3.0%	4.0%
Growth in Same-Store Media & Entertainment property cash NOI(1)(2)	4.0%	5.0%
GAAP non-cash revenue (straight-line rent and above/below-market rents)(4)	$48,500	$58,500
GAAP non-cash expense (above/below-market ground rent)	$(2,900)	$(2,900)
General and administrative expenses(5)	$(55,750)	$(60,750)
Interest expense, net(6)	$(80,750)	$(83,750)
FFO attributable to non-controlling interests	$(19,300)	$(23,300)
Weighted average common stock/units outstanding—diluted(7)	157,000,000	158,000,000

(1)
Same-store is defined as the 29 office properties or two media and entertainment properties, as applicable, owned and included in the Company’s stabilized portfolio as of January 1, 2017, and anticipated to still be owned and included in the stabilized portfolio through December 31, 2018.

(2)	Please see non-GAAP information below for a definition of cash NOI.

(3)
This estimate excludes approximately $4.2 million of material one-time tenant improvement cost reimbursements received in 2017, which were likewise excluded from prior year (2017) guidance for purposes of same-store office property cash NOI growth estimates. Please see the Same-Store Analysis in the Company’s Fourth Quarter 2017 Supplemental Operating and Financial Information report for further detail regarding these reimbursements.

(4)	Includes non-cash straight-line rent associated with the Media & Entertainment properties.

(5)	Includes non-cash compensation expense, which the Company estimates at $17,500 in 2018.

(6)	Includes amortization of deferred financing costs and loan premiums, which the Company estimates at $5,000 in 2018.

(7)
Diluted shares represent ownership in the Company through shares of common stock, OP Units and other convertible or exchangeable instruments. The weighted average fully diluted common stocks/units outstanding for 2018 includes an estimate for dilution impact of stock grants to the Company’s executives under its 2016, 2017 and 2018 outperformance programs, as well as performance-based awards under the Company’s special one-time retention award grants. This estimate is based on the projected award potential of such programs as of the end of such periods, as calculated in accordance with the Accounting Standards Codification 260 Earnings Per Share.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information under “2018 Outlook” above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income attributable to common stockholders per diluted share, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, acquisition costs and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Supplemental Information

Supplemental financial information regarding the Company’s fourth quarter and full-year 2017 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss fourth quarter 2017 financial results at 11:00 a.m. PT / 2:00 p.m. ET on February 15, 2018. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of Hudson Pacific’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning February 15, 2018, at 2:00 p.m. PT / 5:00 p.m. ET, through February 22, 2018, at 8:59 p.m. PT / 11:59 p.m. ET by dialing (844) 512-2921 and entering the passcode 13675466. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, or SEC, on February 21, 2017, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheet (in thousands, except share data)

	December 31,	December 31,
	2017	2016
ASSETS
Investment in real estate, at cost	6,423,441	5,878,480
Accumulated depreciation and amortization	(533,498)	(375,207)
Investment in real estate, net	5,889,943	5,503,273
Cash and cash equivalents	78,922	83,015
Restricted cash	22,358	25,177
Accounts receivable, net	4,363	7,007
Straight-line rent receivables, net	109,457	79,209
Deferred leasing costs and lease intangible assets, net	244,554	288,929
Prepaid expenses and other assets, net	61,138	77,214
Assets associated with real estate held for sale	211,335	615,174
TOTAL ASSETS	$6,622,070	$6,678,998
LIABILITIES AND EQUITY
Notes payable, net	$2,421,380	$2,473,326
Accounts payable and accrued liabilities	163,107	114,674
Lease intangible liabilities, net	49,930	73,267
Security deposits and prepaid rent	64,031	66,878
Derivative liabilities	265	1,303
Liabilities associated with real estate held for sale	2,216	236,623
TOTAL LIABILITIES	2,700,929	2,966,071
6.25% Series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 155,602,508 shares and 136,492,235 shares outstanding at December 31, 2017 and 2016, respectively	1,556	1,364
Additional paid-in capital	3,622,988	3,109,394
Accumulated other comprehensive income	13,227	9,496
Accumulated deficit	—	(16,971)
Total Hudson Pacific Properties, Inc. stockholders’ equity	3,637,771	3,103,283
Non-controlling interest—members in consolidated entities	258,602	304,608
Non-controlling interest—units in the operating partnership	14,591	294,859
TOTAL EQUITY	3,910,964	3,702,750
TOTAL LIABILITIES AND EQUITY	$6,622,070	$6,678,998

Hudson Pacific Properties, Inc.
Consolidated Statements of Operations
(in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,

	2017	2016	2017	2016
REVENUES
Office
Rental	$139,178	$128,763	$545,453	$486,956
Tenant recoveries	24,823	19,893	92,244	84,386
Parking and other	7,267	5,791	29,413	21,894
Total Office revenues	171,268	154,447	667,110	593,236
Media & Entertainment
Rental	9,727	6,850	36,529	26,837
Tenant recoveries	409	1,229	1,336	1,884
Other property-related revenue	7,841	4,596	22,805	17,380
Other	88	76	359	302
Total Media & Entertainment revenues	18,065	12,751	61,029	46,403
TOTAL REVENUES	189,333	167,198	728,139	639,639
OPERATING EXPENSES
Office operating expenses	56,349	52,166	218,873	202,935
Media & Entertainment operating expenses	9,792	7,064	34,634	25,810
General and administrative	13,130	13,926	54,459	52,400
Depreciation and amortization	66,230	67,197	283,570	269,087
TOTAL OPERATING EXPENSES	145,501	140,353	591,536	550,232
INCOME FROM OPERATIONS	43,832	26,845	136,603	89,407
OTHER EXPENSE (INCOME)
Interest expense	23,951	21,269	90,037	76,044
Interest income	(7)	(44)	(97)	(260)
Unrealized (gain) loss on ineffective portion of derivatives	(12)	(194)	70	1,436
Transaction-related expenses	—	—	598	376
Other income	(336)	(842)	(2,992)	(1,558)
TOTAL OTHER EXPENSES	23,596	20,189	87,616	76,038
INCOME BEFORE GAINS ON SALE OF REAL ESTATE	20,236	6,656	48,987	13,369
Gains on sale of real estate	28,708	21,874	45,574	30,389
NET INCOME	48,944	28,530	94,561	43,758
Net income attributable to preferred stock and units	(159)	(159)	(636)	(636)
Net income attributable to participating securities	(253)	(177)	(1,003)	(766)
Net income attributable to non-controlling interest in consolidated entities	(15,958)	(2,424)	(24,960)	(9,290)
Net income attributable to non-controlling interest in units in the operating partnership	(119)	(3,491)	(375)	(5,848)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$32,455	$22,279	$67,587	$27,218
Basic and diluted per share amounts:
Net income attributable to common stockholders—basic	$0.21	$0.18	$0.44	$0.26
Net income attributable to common stockholders—diluted	$0.21	$0.18	$0.44	$0.25
Weighted average shares of common stock outstanding—basic	155,310,063	125,994,815	153,488,730	106,188,902
Weighted average shares of common stock outstanding—diluted	155,724,147	127,212,815	153,882,814	110,369,055
Dividends declared per share of common stock	$0.25	$0.20	$1.00	$0.80

Hudson Pacific Properties, Inc.
Funds From Operations
(in thousands, except per share/unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net income to funds from operations (“FFO”)(1):
Net income	$48,944	$28,530	$94,561	$43,758
Adjustments:
Depreciation and amortization of real estate assets	65,985	66,720	281,773	267,245
Gains on sale of real estate	(28,708)	(21,874)	(45,574)	(30,389)
FFO attributable to non-controlling interests	(5,507)	(5,243)	(24,068)	(18,817)
Net income attributable to preferred units	(159)	(159)	(636)	(636)
FFO to common stockholders and unitholders	80,555	67,974	306,056	261,161
Specified items impacting FFO:
Transaction-related expenses	—	—	598	376
One-time debt extinguishment costs	1,114	—	1,114	—
FFO (excluding specified items) to common stockholders and unitholders	$81,669	$67,974	$307,768	$261,537

Weighted average common stock/units outstanding—diluted	156,293	146,955	154,671	146,739
FFO per common stock/unit—diluted	$0.52	$0.46	$1.98	$1.78
FFO (excluding specified items) per common stock/unit—diluted	$0.52	$0.46	$1.99	$1.78
_________________

(1)
We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts. The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. We use FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Hudson Pacific Properties, Inc.
Net Operating Income
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net income to net operating income (“NOI”)(1):
Net income	$48,944	$28,530	$94,561	$43,758
Adjustments:
Interest expense	23,951	21,269	90,037	76,044
Interest income	(7)	(44)	(97)	(260)
Unrealized (gain) loss on ineffective portion of derivatives	(12)	(194)	70	1,436
Transaction-related expenses	—	—	598	376
Other income	(336)	(842)	(2,992)	(1,558)
Gains on sale of real estate	(28,708)	(21,874)	(45,574)	(30,389)
Income from operations	43,832	26,845	136,603	89,407
Adjustments:
General and administrative	13,130	13,926	54,459	52,400
Depreciation and amortization	66,230	67,197	283,570	269,087
Net operating income	$123,192	$107,968	$474,632	$410,894
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(1)
We evaluate performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. We calculate NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI on a GAAP basis, adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. We believe that NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.